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                          THE LESLIE FAY COMPANY, INC
                                 1412 BROADWAY
                            NEW YORK, NEW YORK 10018

                                                                   July 30, 1999

To:  Brokers, Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

    We are enclosing herewith the material listed below relating to the agreement and plan of merger (the "Merger Agreement") among The Leslie Fay Company, Inc. ("Leslie Fay"), Three Cities Fund II, L.P., Three Cities Offshore II C.V. and TCR Acquisition Sub Co. ("Merger Sub") pursuant to which Merger Sub will merge (the "Merger") into Leslie Fay with Leslie Fay as the surviving corporation. In the Merger, Leslie Fay's stockholders will have the right to elect to receive $7.00 per share in cash in exchange for some or all of their shares of Leslie Fay's Common Stock. However, if the holders of more than 2,111,966 shares elect to receive cash, then there will be a pro rata reduction so that Leslie Fay's stockholders who elect to receive cash for some or all of their shares will receive cash for some of their shares and keep the remainder of their shares.

    Leslie Fay is holding its annual meeting of stockholders on Tuesday, August 24, 1999 where Leslie Fay's stockholders will have the right to vote upon, among other things, the adoption of the Merger Agreement. Your clients will have the opportunity to vote on matters presented at the meeting as they would in any other duly called meeting of Leslie Fay's stockholders. In order for your clients to properly exercise their right to receive cash in the Merger, American Stock Transfer & Trust Company must receive a properly completed Form of Election no later than five business days before the meeting (the "Election Date").

    We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name (or in the name of your nominee). Please forward the enclosed documents as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting Leslie Fay's stockholders to elect to receive cash in the Merger. Leslie Fay will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Back-up tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is provided. See Instruction G.7 in the accompanying Form of Election.

    For your information and for forwarding to your clients, we are enclosing the following documents:

    (1) Letter dated July 30, 1999 from the Chairman of the Board and Chief Executive Officer of Leslie Fay to the stockholders;

    (2) Proxy Statement dated July 30, 1999;

    (3) Form of Proxy for your use and for the information of your clients;

    (4) Form of Election for your use and for the information of your clients;
       and

    (5) Form of letter to clients which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to their right to elect to receive cash in the Merger.

    As described in Instruction B, "Time in which to Make a Cash Election," of the Form of Election, Leslie Fay's stockholders may elect to receive cash in the Merger without the concurrent delivery of stock certificates if such elections are made pursuant to a Notice of Guaranteed Delivery by or though
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a bank, a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker, a credit union, a national securities exchange, registered securities association or clearing agency or a savings association. Certificates for shares with respect to which such an election is made (or confirmation of book-entry transfer) must be received by the Exchange Agent within three trading days after the Election Date.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR OF THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE MERGER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

    THE ACCEPTANCE AND DELIVERY OF ANY FORMS OF ELECTION BY OR TO THE EXCHANGE AGENT (OR ANY OTHER AUTHORIZED PERSON) WILL NOT OF ITSELF CREATE ANY RIGHT TO RECEIVE CASH IN EXCHANGE FOR THE SHARES OF COMMON STOCK LISTED ON THE FORM OF ELECTION, AND SUCH RIGHT WILL ARISE ONLY IF THE MERGER IS CONSUMMATED AND ONLY TO THE EXTENT PROVIDED IN THE MERGER AGREEMENT.

    Additional copies of the enclosed materials may be obtained from the Exchange Agent at the addresses and telephone numbers set forth on the Proxy Statement. Any questions you may have with respect to your right to elect to receive cash should be directed to the Exchange Agent, American Stock Transfer & Trust Company, at (800) 937-5449.

                                          Very truly yours,
                                          THE LESLIE FAY COMPANY, INC.

                                          By: /s/ JOHN J. POMERANTZ
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                                               John J. Pomerantz, Chairman of
                                            the Board
                                                 and Chief Executive Officer

Enclosures

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